Exhibit 10.34

ADA ENVIRONMENTAL SOLUTIONS, LLC
EMPLOYMENT AGREEMENT

     THIS AGREEMENT made and entered into this 1st day of March, 2003, by and between ADA Environmental Solutions, LLC, a Colorado limited liability company, whose principal offices are located at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 (the “Company”), and Sharon Sjostrom (the “Employee”) whose address is 2416 Emerson Street, Denver, CO 80205.

RECITALS:

A.	The Company has made Employee an offer of employment.
B.	Employee desires to accept the offer.
C.	The Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment.

     NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.
Capitalized terms are used herein with the meanings as specified in Paragraph 6 hereof.

2.	Employment.
The Company hereby employs the Employee and Employee hereby accepts such employment upon the terms and conditions set forth herein.

3.	Position, Duties and Authority.
During the term of this Agreement, Employee shall be employed as Director of Technology Development.

4.	Obligations of Employee.
Employee hereby agrees that he will devote a minimum of 40 hours per week to the fulfillment of his obligations hereunder.

5.	Compensation and Benefits.
In consideration of Employee’s agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:

a)

Benefits.
Employee shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Policy and Procedures Manual and with additional details listed in 5c-f.

b)

Regular Compensation.
The Company shall pay Employee an annualized salary of $78,208.00, beginning March 31, 2003, payable bi-weekly as part of the Company’s normal payroll procedures. On September 1, 2003, the six-month anniversary of the acquisition of EMC Engineering, Company shall raise Employee’s annual salary to $90,000, payable bi-weekly as part of the Company’s normal payroll procedures. Increases in compensation, if any, shall be at the discretion of the Managers of the Company.

c)	Option Benefit. Upon the execution of this agreement, Employee will receive an option for 7,000 shares of Company stock at a set price of $2.50.

d)

Health Benefits. Company shall pay for the medical, dental, and vision insurance of the Employee according to the Company’s health benefit plans available to full-time employees. Company will cover Employee dental expenses until the employee is eligible to join the dental plan beginning on the first of the month following 3 months of employment up to $1,000. The Employee shall also be entitled to the standard benefits and perquisites from time to time available to full-time employees as outlined in the Policy and Procedures Manual.

e)	Retirement Benefits. Upon execution of this agreement, Employee will be immediately vested in Company’s retirement plan.

f)

Vacation. As of March 1, 2003, Employee will receive seven years towards her tenure and will be awarded the amount of vacation awarded to any employee of this tenure according to the Policy and Procedures Manual.

6.	Definitions.

a)	“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.

b)

“Copyright Works” shall mean all literary works, graphic works, pictorial works and other creative works for which copyright protection may be obtained, including without limitation proposals and computer software /documentation.

c)

“Confidential Subject Matter” shall mean all Inventions, Copyright Works, data, specifications, know-how, lists, printed materials, technical information, cost/pricing/marketing information and other subject matter that is not available to the general public in a substantially identical form without restriction.

7.	Disclosure/Ownership of Invention and Confidential Subject Matter.

a)

Prior to Employment
Employee agrees that Attachment A provides adequate description and disclosure of Inventions and Confidential Information considered owned by Employee or third-party with whom Employee is contractually bound prior to becoming employed by Company. Throughout the term of this agreement and following its termination, even in the case of breach of contract by either party, the items identified in Attachment A are considered the property of Employee (“Employee Intellectual Property”) or of a third-party (“Third Party Intellectual Property”). Although Attachment A may not be all inclusive of all intellectual property owned by Employee or third parties, any ownership rights Employee wishes to defend must be itemized in Attachment A. Employee may amend Attachment A at any time as long as the claim can be supported with documentation demonstrating the rightful ownership of the Employee or third party.

b)

During Employment.
Employee agrees that during the term of Employee’s employment with Company, Employee will immediately disclose in writing to Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) relates to the actual or anticipated business of the Company and/or relates to the actual or anticipated research or development activities of the Company and/or is otherwise suggested by or results from any activity performed on behalf of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company during the term of Employee’s employment with Company will be the sole and exclusive property of the Company.

In the event that the Employee, during her term of employment at the Company, develops a derivative of the Employee Intellectual Property, or an Invention of which the Employee Intellectual Property is a component, the new Invention or Confidential Subject Matter shall be considered the joint property of the Company and the Employee and the parties must execute a separate agreement defining the Employee and Company joint ownership and an agreed upon royalty-free license arrangement for the new Invention/Confidential Subject Matter and any of its derivatives (Joint Ownership Agreement).

In the event that the Employee, during her term of employment at the Company, develops a derivative of the Third Party Intellectual Property, or an Invention of which the Third Party Intellectual Property is a component, the ownership of the new Invention or Confidential Subject Matter defined by the pre-existing agreements or obligations as defined in Attachment A, if any.

c)

Post Employment. Employee further agrees that, during the two (2) year period following any termination of Employee’s employment with the Company, Employee will immediately disclose in writing to the Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Subject Matter of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter to be disclosed by Employee to Company during the two (2) year period following the termination of Employee’s employment with Company will become the sole and exclusive property of the Company.

Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter to be disclosed by Employee to Company during the two (2) year period following the termination of Employee’s employment with Company AND which has no basis in or connection to the Employee Intellectual Property or Third Party Intellectual Property will become the sole and exclusive property of the Company.

Company acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter to be disclosed by Employee to Company during the two (2) year period following the termination of Employee’s employment with Company AND which has basis in or connection to the Employee Intellectual Property or any Company Invention/Confidential Subject Matter which is based on or connected to Employee Intellectual Property will become the joint property of Employee and Company, pursuant to the related Joint Ownership Agreement.

8.	Assignment of Inventions and Confidential Subject Matter/ Documentation/ Commercialization.

a)

Assignment.
Employee hereby assigns to Company the Employee’s entire right, title and interest in and to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company pursuant to Sections 7 (a), (b) and (c).

b)

Documentation.Employee agrees to execute, cooperate in the preparation of and deliver to the Company, both during the term of Employee’s employment with the Company and thereafter, any and all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the full right, title and interest to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company, including without limitation, the execution and delivery of patent assignments and, at Company’s legal expense, the preparation of patent applications.

c)

Commercialization.
Employee acknowledges and agrees that with respect to all Inventions and Confidential Subject Matter transferred by Employee to Company, Company is not obligated to commercialize the same, and that if Employee desires to independently commercialize any of said inventions and/or Confidential Subject Matter, Employee must request and obtain a written license from Company beforehand. If this license request is for Inventions/Confidential Subject Matter wholly owned by the Company, the Company may decline such request at its sole discretion. If the license request is for Inventions/Confidential Subject Matter based on or derived from Employee Intellectual Property, the Company is obligated to honor the license request pursuant to the terms outlined in the related Joint Ownership Agreement.

9.	Copyright Works.

Employee agrees that all Copyright Works and contributions to Copyright Works prepared by Employee within the scope of Employee’s employment with the Company will be deemed “works for hire” and will be owned by the Company, and Employee agrees to execute all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the Company’s rights in such Copyright Works and contributions. Employee further agrees that unless expressly authorized by the Company in writing, Employee will not independently prepare or otherwise distribute or publish any Copyright Work that embodies any Confidential Subject Matter owned by the Company or held in Confidence by the Company for any third party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company. Notwithstanding the foregoing, the Company may not prevent Employee from sharing Employee Intellectual Property with any third party at her sole discretion.

10.	Written Records.

Employee agrees that to the extent reasonably possible, Employee will maintain written records of all Inventions and Confidential Subject Matter conceived or generated by Employee in the course of Employee’s performance of services for the Company, which records will be the exclusive property of the Company and will be available to the Company at all times.

11.	Restrictive Obligations Relating to Confidential Subject Matter.

a)

Obligations to Company.
Employee agrees to maintain in strict confidence, and agrees not to use, disclose, reproduce or publish, except to the extent necessary in the course of the Employee’s performance of services for the Company and/or as otherwise authorized by Company, any Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company.

b)

Prior Obligations to Third-Parties.
Employee agrees that, in the course of Employee’s employment with the Company, Employee will not use or disclose any third party Confidential Subject Matter with respect to which Employee, prior to Employee’s initiation of employment with the Company, assumed obligations restricting such use or disclosure.

12.	Conflicting Obligations.

a)

Prior Obligations.
Employee acknowledges and agrees that Employee is under no obligations to any third party which conflict or may conflict, in any way, with any of the Employee’s obligations hereunder.

b)

Assumption of Obligations.
Employee agrees that Employee will not assume any obligations to any third-party that would conflict with any of Employee’s obligation hereunder. Employee further agrees that, during the term of Employee’s employment with the Company, Employee will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.

13.	Employer’s Obligations On Termination Of Employment

a)	Upon any termination of Employee’s employment, company’s obligations under Sections 7 through 9 of this agreement will continue.

If during the first 180 days of the term of this agreement Employee should fail or refuse to perform the services herein contemplated, or should engage in gainful employment with another employer both Company and Employee will be obligated to negotiate the reversal of Company’s acquisition of EMC Engineering LLC (Employee’s prior company) pursuant to the terms defined in the Purchase Agreement. This right to negotiate reversal of the acquisition will terminate at an earlier time if Employee exercises her option benefit described in section 5c.

14.	Employee Obligations On Any Termination Of Employment

a)	Continuing Obligations. Employee’s obligations under Sections 7 through 11 of this Agreement will continue after any termination of Employee’s employment with the Company.

b)

Submission of Materials.
Upon any termination of Employee’s employment with Company, Employee will submit to the Company all materials within Employee’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party. Notwithstanding the foregoing, Employee may retain copies of materials related to Copyright Works, Inventions and Confidential Subject Matter that is legally considered to be joint property of the Company and Employee pursuant to this agreement or any subsequent Joint Ownership Agreement.

c)

Exit Interview.
Upon termination of Employee’s employment with the company, Employee will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Employee hereunder.

15.	Miscellaneous.

a)

Binding-Effect/ Assignability.
This Agreement is not assignable by Employee and will be binding upon Employee’s heirs, executors, administrators and other legal representatives. Employee agrees that the Company may freely assign this Agreement to any successor-in-interest of the Company.

b)

Severability.
Should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed and modified to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

c)

Waiver.
Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.

d)	Controlling Law. This Agreement will be interpreted under and enforced in accordance with the laws of the State of Colorado.

e)	Modification. This Agreement may only be modified by the mutual written agreement of Employee and Company.

f)

Notices.
Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):

(i) If to the Company:

ADA Environmental Solutions, LLC Attention: Human Resources 8100 SouthPark Way, Unit B Littleton, Colorado 80120

(ii) If to Employee:

Sharon Sjostrom 2416 Emerson Street Denver, CO 80205

g)

Arbitration.
Any difference, claims or matters in dispute arising between Employee and the Company out of this Agreement or connected with Employee’s employment shall be submitted by Employee and the Company to binding arbitration by a single arbitrator selected by the mutual agreement of the parties from members of the Judicial Arbiter Group of Denver, Colorado, or its successor. The arbitration shall be governed by the rules and regulations of the Judicial Arbiter Group or it’s successor and the pertinent provisions of the laws of the State of Colorado relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere. The prevailing party shall be entitled to receive reasonable attorneys’ fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrator may award.

h)	At-Will Employment. Employment with the Company is at will, meaning that both the Company and the Employee have the right to terminate the work relationship at any time and for any reason.

i)

Entire Assignment.
This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

     IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADA Environmental Solutions, LLC By:

/s/ Michael D. Durham Michael D. Durham, President

/s/ Sharon Sjostrom Sharon Sjostrom, Employee

EXHIBIT A

Inventions and Confidential Information considered owned by Employee or third-party with whom Employee is contractually bound prior to becoming employed by Company

Employee:

Control logic, software, and mechanical design of mercury SCEMs designed by Employee prior to employment at Company

Third Parties

Apogee Scientific:

Information related to Apogee’s proprietary mercury sample conditioning system. In particular, the catalyst design and operation.

Design and operation of Apogee’s QSIS mercury extraction probe.

EPRI:

Data collected and technology developed under EPRI contracts while employed at Apogee Scientific or EMC Engineering. Technology includes:

Mercury Control by Adsorption Processes (MerCAPTM)

Chemical additives for enhanced mercury oxidation that have been evaluated during EPRI-funded programs in which employee participated

Quick SEM time averaging mercury monitor design

Data includes results from tests conducted during EPRI-funded evaluations